Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Farmers and Merchants Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Shares

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c)	500,000	$16.27	$8,135,000	$0.0001531	$1,246
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminable number of additional shares of common stock that may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the closing bid price ($16.04) and asked price ($16.50) of the common stock on May 16, 2025, as reported through the OTC Markets Group Inc.’s Pink Market.